UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

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The following is a communication posted on Lyondell's internal website from Edward J. Dineen, Senior Vice President, Chemicals and Polymers of Lyondell Chemical Company, to all employees.

August 15, 2007

To:              All Employees

From:         Ed Dineen

During the past two weeks, a team of individuals from Lyondell and Basell has begun the process of integration planning – better understanding each other’s existing organizations, people and processes, and developing plans to accomplish the task ahead. As Dan reported in his Compass column last week, our discussions have revealed that we have a great deal in common and we see tremendous opportunities ahead as we seek to draw on the strengths of each company to build an even greater global leader.

Already, a Steering Team has been established:

Steering Team
Lyondell	Access	Basell
Dan Smith (CEO)	Phil Kassin (SVP)	Volker Trautz (CEO)
Morris Gelb (COO)		Alan Bigman (CFO)

In addition, we have formed an Integration Project Management Team as follows:

Integration Planning Project Management Team
Lyondell	Basell
Ed Dineen (SVP, Polymers & Chemicals)	Mike Mulrooney (President, Polyolefins North America)
Mario Portela (VP, Corporate Development)	Bob Sperati (VP, Strategy and Innovation)

This week, we established functional teams comprising senior representatives from various areas across our organizations and provided them with guiding principles, objectives and preliminary deadlines for integration planning.

Schedule
There are many factors that will affect our schedule as we move toward the closing of the transaction. However, building on the knowledge foundation we have prepared in the past two weeks, we expect the following:
o	By the end of August, the functional leads will present the Project Management Team with a preliminary report on issues, opportunities and options for integration.
o	The objective is to develop alternatives for the Steering Team rather than final recommendations.
o	By late-September/early-October, the team leads will review more complete analyses with the Steering Team.
o	A tentative deadline of November 1 is set for all key pre-close decisions.

Guiding principles
As the functional teams develop and examine various alternatives, they will be guided by a desire for:
o	Cost effectiveness and value creation,
o	Customer focus
o	Scalability (to accommodate further growth), and
o	Global orientation.

The Steering Team will be responsible for making certain decisions such as high-level organizational structure, compensation philosophy and approach, company name and global headquarters. We expect that many of these decisions will be made within the next several weeks, and you can be assured that we will keep you informed as major decisions are made.

At this time, we wish to keep the number of people involved in integration planning to a minimum – after all, our highest priority is to continue running our businesses safely and reliably, and we want to minimize distractions for as many people as possible. Remember, the process will take time.

If you have any questions, please dialog with your supervisor and continue to submit questions to the “questions” mailbox. In the meantime, it is important that we continue to limit our communications with Basell to the established integration planning team members. Until the transaction closes, Basell and Lyondell are deemed by antitrust authorities to be competitors in certain markets.  As a result, until closing, Lyondell and Basell must continue to operate their businesses fully separately.  Furthermore, we are limited in the information we can share about those markets in which we compete.  If you have any questions about these legal issues, please contact a member of our Legal team.

Additional information and where to find it
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.